Exhibit 10.1

Workday, Inc.
Executive Separation Agreement and General Release of Claims

February 6, 2026

DELIVERY VIA EMAIL
Carl Eschenbach
c/o Workday, Inc.
6110 Stoneridge Mall Road
Pleasanton, CA 94588

Dear Carl,
This Executive Separation Agreement and General Release of Claims (this “Agreement”) confirms the agreement between you and Workday, Inc. (the “Company” or “Workday”) concerning the terms of your termination and offers you the separation compensation (the “Separation Benefits”) as provided under, as applicable, the Company’s Executive Severance and Change in Control Policy, as may have been amended from time to time (the “Severance and CIC Policy”), the 2025 PSU Agreement (as defined below), and this Agreement in exchange for a general release of claims and covenant not to sue. This Agreement serves as the Release under the offer letter by and between you and the Company dated December 20, 2022 (the “Offer Letter”) and shall be effective as of the Effective Date set forth below in Section 17.
You and the Company agree as follows:
1.Termination. Your services as the Chief Executive Officer of the Company, and your employment with the Company, will cease on February 6, 2026 (the “Termination Date”). As you have previously agreed under the Offer Letter, you hereby resign from all positions you may hold with the Company and any of its subsidiaries or affiliated entities as of the Termination Date (including as a member of the Company’s Board of Directors and any of its committees and the board of the Workday Foundation).
2.Acknowledgment of Payment of Wages. The Company will provide you one or more final paychecks for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Termination Date. By signing below, you acknowledge that the Company does not owe you any other amounts, except as provided below in Section 3. Please promptly submit for reimbursement all final outstanding expenses, if any.
3.Separation Compensation. In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the Separation Benefits, in all cases less applicable payroll deductions and tax withholdings, as a follows:
3.1 Cash Severance. $2,625,000 (which is an amount equal to the sum of your current annual base salary of $1,050,000, plus your $1,575,000 target bonus, in each case as in effect for the Company’s fiscal year ending January 31, 2027), to be paid in lump sum less applicable withholding taxes.
3.2 Additional Bonus Severance. $941,463 (which is an amount equal to your target bonus of $1,556,712 for the Company’s fiscal year that ended January 31, 2026 (“FY26”), minus $615,249 of your annual bonus for FY26 previously paid in October 2025), to be paid in lump sum less applicable withholding taxes.
3.3 COBRA Payment. $34,892, which is an amount equal to an estimate of the aggregate premiums for continuation coverage for twelve (12) months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to be paid in lump sum less applicable withholding taxes. Following the Termination Date, you will be solely responsible for (a) making a timely election to continue your existing health benefits under COBRA and (b) timely payment of the total amount of the COBRA premiums, co-payments, etc. for continued health coverage for you and your eligible dependents.
3.4 Equity Acceleration. The vesting of certain of your outstanding awards for Company common stock awarded under the Company’s 2022 Equity Incentive Plan (the “Plan”) that you hold as of your Termination Date (your “Company Equity Awards” and award agreements governing their grant, respectively, the “Company Equity Award Agreements”) shall accelerate, as set forth below in this Section 3.4. The number of shares subject to your Company Equity Awards and the number of shares eligible to accelerate and vest, as set forth below, for each outstanding Company Equity Award have been communicated to you.
(i)75,913 of your RSUs granted December 28, 2022 (your “New Hire RSUs”), which vesting benefit represents the number of New Hire RSUs that would otherwise vest in the ordinary course, had you remained in service with the Company, in the twelve (12) months following your Termination Date. Following application of the foregoing vesting benefit, your New Hire RSUs shall be fully vested.
(ii)40,487 of your PSUs granted December 28, 2022 (your “Stock Price PSUs”), which vesting benefit represents the number of achieved Stock Price PSUs subject to the Tranche 1 and Tranche 2 (each of which has been achieved, and the PSUs subject thereto are now solely subject to time-based vesting on your Termination Date) that would otherwise vest in the ordinary course, had you remained in service with the Company, in the twelve (12) months following your Termination Date. Unachieved Stock Price PSUs subject to Tranche 3 shall forfeit on your Termination Date in accordance with the terms and conditions of the Stock Price PSU award agreement.
(iii)23,373 of your RSUs granted April 24, 2024 (your “2024 RSUs”), which vesting benefit represents the number of 2024 RSUs that would otherwise vest in the ordinary course, had you remained in service with the Company, in the twelve (12) months following your Termination Date. 2024 RSUs which remain unvested following application of the foregoing vesting benefit shall forfeit.
(iv)24,153 of your RSUs granted April 21,2025 (your “2025 RSUs”), which vesting benefit represents the acceleration of the number of 2025 RSUs that would otherwise vest in the ordinary course had you remained in service with the Company through April 5,

2026. 2025 RSUs which remain unvested following application of the foregoing vesting benefit shall forfeit.
(v)A number of the Annual Target PSUs relating to the FY26 Performance Period under your PSUs granted April 21, 2025 (your “2025 PSUs” and the award agreement governing their grant, the “2025 PSU Agreement”) will accelerate and vest based on actual achievement of the Annual Goal relating to the FY26 Performance Period, in accordance with Section 3(b) of the 2025 PSU Agreement. Actual achievement for the FY26 Performance Period will be determined by the Compensation Committee in the ordinary course during the first quarter of fiscal 2027. Capitalized terms used, but not defined, in this paragraph shall have the meanings ascribed to them in the 2025 PSU Agreement Unachieved 2025 PSUs subject to the second and third annual performance periods of the 2025 PSUs shall forfeit on your Termination Date in accordance with the terms and conditions of the 2025 PSU award agreement.
You acknowledge and agree that your Company Equity Awards referenced in this Section 3.4 comprise all outstanding awards for Company common stock that you hold as of your Termination Date and remain governed by the applicable Company Equity Award Agreement and the Plan.
The foregoing benefits payable in cash will be provided on the Company’s first customary payroll date that is ten (10) or more business days following the Effective Date. The foregoing vesting acceleration benefits shall be effective as of your Termination Date (except the 2025 PSUs, as provided above), subject to your execution of this Agreement and the conditions of this Agreement, including but not limited to the release pursuant hereto becoming effective and irrevocable.
You acknowledge that the Company does not owe you, or anyone on your behalf, nor shall you become eligible for, any other compensation or benefits from the Company, other than the foregoing.
4.Acknowledgements. The parties agree that your termination of service constitutes termination by the Company without “Cause” for all purposes under your Offer Letter, the Severance and CIC Policy and the Company Equity Award Agreements. You acknowledge and agree that the payments and benefits provided in this Agreement are in full satisfaction of all payments and benefits pursuant to the Severance and CIC Policy, your Offer Letter and your Company Equity Award Agreements. For the avoidance of doubt, as of your Termination Date you shall cease to be a participant in the Severance and CIC Policy and shall have no right, claim or entitlement to any payments or benefits thereunder, or under your Offer Letter, upon a Change in Control (as defined in the Severance and CIC Policy) or your CIC Qualifying Termination (as defined in the Severance and CIC Policy).
5.Release and Waiver.
5.1 By signing this Agreement, you release and waive all claims of any kind whatsoever which you have or may have against Workday and its parent, subsidiary, and affiliated companies, and all related entities, and assigns and all of their officers, agents, employees, shareholders, members, managers, trustees, joint venturers, partners, directors and anyone claiming through them (hereinafter “Releasees” collectively), relating to or arising out of your employment with Workday or termination therefrom or any and every other matter, event, act and/or omission. This release and waiver includes, but is not limited to:
(i)any claims for wrongful termination, defamation, or any other common law claims;
(ii)any claims for the breach of any implied, written or oral contract (excluding any contract claim resulting from a breach of this Agreement by Workday); and
(iii)any claims of discrimination, harassment or retaliation based on such things as age, national origin, race, religion, gender, sexual orientation, pregnancy, parental or marital status, or physical or mental disability, handicap or medical condition, or any other form of legally prohibited conduct, discrimination or retaliation; and to the greatest extent allowed by law, any claims for any compensation of any sort, including but not limited to salary, severance pay and benefits, including unused vacation accrual, leaves, equity compensation/options, commissions, wage differentials and bonuses.
5.2 On behalf of yourself and anyone claiming through you, you irrevocably and unconditionally agree to release, acquit and forever discharge, to the greatest extent allowed by law, Releasees in each’s individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which you ever had against any of the Releasees arising out of or relating to your employment with the Company and/or the termination of your employment with the Company and/or any and every other matter, event, act and/or omission. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment, age discrimination, disability discrimination) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634), the Older Workers Benefit Protection Act (OWBPA), under the State Constitution, and/or any relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort or alleged wrong, such as but not limited to negligence, invasion of privacy, defamation, fraud and infliction of emotional distress.
5.3 This release and waiver by you includes, to the extent legally permissible, all claims relating to or arising out of your employment with Workday or your termination therefrom that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the National Labor Relations Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the OWBPA, the Americans with Disabilities Act, the Civil Rights Acts of 1964, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, all state wage and hour laws, all laws relating to discrimination of any sort, and/or any other provision of federal, state or local statutory or common law or regulation.
5.4 You agree that this release and waiver is effective for all claims relating to or arising out of your employment with Workday or your termination therefrom without regard to the legal nature of the claim alleged and without regard to whether any such claim is based upon tort, equity, implied or express contract, discrimination of any sort, or any federal, state or local law, statute or regulation or any claim for attorney’s fees.
5.5 You warrant that, to the extent not prohibited by applicable law, you have not and will not institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against Workday relating to or arising out of any of the claims which are released and waived in this Section 5, and you waive, or at a minimum assign to Workday, any and all rights to any and all forms of recovery or compensation from any legal action brought by you or on your behalf in connection with your employment or the termination of your employment with Workday. To the extent not prohibited by applicable law, in the event that a lawsuit or any of the foregoing actions are filed by you in breach of this covenant, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such lawsuit or action. Although you are releasing claims that you may have under the OWBPA and the ADEA, nothing in this agreement limits you from bringing a claim to challenge this Agreement itself under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act.
5.6 Further, it is understood and agreed that this is a full and final release applying not only to all claims as defined in these paragraphs which are presently known, anticipated, or disclosed to you, but also to all claims as defined in these paragraphs which are presently unknown, unanticipated, and undisclosed to you. You hereby waive any and all rights or benefits which you may now have, or may have in the future under the terms of §1542 of the California Civil Code, which provides as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
5.7 This release and waiver does not include any rights or benefits (i) that may not be waived pursuant to applicable law including, without limitation, any right to indemnification pursuant to California Labor Code Section 2800 or Section 2802, or (ii) any right to indemnification under the indemnification agreement between you and the Company, any organizational document of the Company, for directors’ and officers’ insurance coverage, any worker’s compensation claims that you may possess or claim that cannot be released as a matter of law, although you represents that you are not currently aware of any such claim. Moreover, you will continue to be indemnified for your actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the indemnification agreement between you and the Company, if any, and you will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.
6.Confidentiality

Except as provided in Section 20, below, you agree that you will keep the fact, amount, and terms of this Agreement completely confidential and shall not disclose any information concerning this Agreement to anyone unless and until they become publicly available, provided that: (a) you may make such disclosures as are required by law, including as necessary for legitimate enforcement or compliance purposes; (b) you may disclose the fact, amount and terms of this Agreement to your attorneys and tax advisors, when necessary for legitimate legal or financial reasons; and (c) you may disclose the fact, amount and terms of this Agreement to your spouse, but only after you first obtain that person’s written agreement to maintain the information in strict confidence.
7.Mutual Non-Disparagement
Subject to Section 20 below, you agree that following your termination of employment, you will not, directly or indirectly, make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance, and the Company agrees that neither it formally nor its current Chief Executive Officer or other current members of the Board of Directors will make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion, about you. Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process
8.Knowing and Voluntary Release
You acknowledge that your signing of and your agreement to this Agreement is knowing, voluntary and deliberate, that you have been provided with all information needed to make an informed decision to enter this Agreement, and that you have not been coerced or threatened.
9.Return of Workday Property
You agree that you have returned all of Workday’s property in your possession including, but not limited to, any phone cards, cellular phone, computer equipment and all of the tangible and intangible property belonging to the Company and relating to your employment with the Company. You further represent and warrant that you have not retained any copies, electronic or otherwise, of such property. Workday shall have no obligation to provide you with the Separation Benefits until you have returned to Workday your Workday laptop and work badge. If you have not returned to Workday your Workday laptop and work badge by the Effective Date identified in Section 17, then Workday shall have no obligation to provide you with the Separation Benefits until 10 business days after you have returned the Workday laptop and work badge.
10.Continued Compliance with Proprietary and Confidentiality Agreement
10.1You will continue to comply with the terms of the Proprietary Information and Inventions Agreement between you and the Company and know and understand that the obligations contained in that agreement survive execution of this Agreement and your termination of employment. In particular, you shall not disclose any confidential or proprietary information (specifically including pricing, margins, key customer contacts and their profiles)

that you acquired as an employee or agent of the Company to any other person or entity, or use such information in any manner that is detrimental to the interest of the Company.
10.2Nevertheless, nothing in this Agreement prohibits you from reporting an event that you reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or NLRB), from testifying truthfully under oath in any court, arbitration or administrative agency proceeding, from providing truthful information in the course of a government investigation or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). You are hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
11.Entire Agreement and Severability
11.1The parties agree that, except as is expressly provided herein, this Agreement sets forth the entire agreement between them as to the matters set forth herein and supersedes any other written promises or oral understandings between the parties as to such matters, if any. The parties also agree and acknowledge that no other verbal or written promises or agreements have been offered for this Agreement (other than those described herein) and that no other promises or agreements between the parties related to the matters set forth herein will be binding unless they have been reduced to writing and signed by the parties and expressly referencing this Agreement.
11.2You and Workday further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, such portion will be enforced to the greatest extent permitted by law and the remaining portions of this Agreement will not be affected and will be given full force and effect. The provisions of Sections 5 and 6 shall survive and continue in full force and effect in accordance with their respective terms notwithstanding any alleged breach of this Agreement. You acknowledge and agree that, in the event that the provisions of Sections 5 and/or 6 shall be deemed by a court of competent jurisdiction to be unenforceable, then the court is to modify such provisions to the minimum extent necessary to render the provisions valid and enforceable.
12.No Admission
The parties acknowledge that this Agreement does not constitute any admission by you or Workday of any wrongdoing or liability whatsoever, but results from the desire of the parties to resolve any actual and potential disputes between them. Nothing contained in this

Agreement, or the fact of its submission to you, shall be admissible evidence in any judicial, administrative or other legal proceeding, of any liability or wrongdoing on the part of Workday or any related party of any violation of federal, state or local law.
13.Applicable Law
All provisions of this Agreement will be construed and governed by the laws in the state where you are principally employed without regard to choice of law principles or laws of any other jurisdiction. Any suit, claim or other legal proceeding brought by you and arising out of or relating to your employment, termination of employment, or this Agreement shall be brought exclusively in the federal or state courts located in the state where you are principally employed, and you and Workday hereby submit to personal jurisdiction in the state where you are principally employed, and to venue in such courts. You acknowledge that a breach of the provisions of Sections 5 and/or 6 above by you will cause irreparable harm to Workday, and Workday shall be entitled to injunctive relief to restrain such breach or threatened breach by you or any person acting with you in any capacity whatsoever and to pay Workday’s legal expenses and costs incurred in bringing such actions against you. The language of this Agreement shall be construed according to its fair meaning, and not for or against any particular party.
14.Resolution of All Matters
This Agreement resolves all matters and claims you have or may have against Workday and the Releasees relating to your employment and the termination of your employment with Workday; it is and shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, personal representatives, successors and assigns. Upon execution, this Agreement becomes effective and binding on the parties as of the Effective Date. This Agreement may not be modified, altered or changed except by an express written document signed by all parties hereto, wherein specific reference is made to this Agreement.
15.No Pending Claims
You hereby represent and warrant that you do not currently have pending any claims, charges, lawsuits, or other proceedings against Workday concerning any of the claims released by this Agreement, including but not limited to any claims for unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in court, before an administrative action, or through an internal complaint process against Employer or the Releasees. You further represent and warrant that you have not heretofore assigned any claims that you have or may have against Workday covered by this Agreement.
16.Review and Revocation
You understand that you shall have a period of at least twenty-one (21) days from the date this Agreement was provided to you to review and consider this Agreement before signing it. Any changes to this document, whether material or immaterial, do not restart the running of this twenty-one (21) day consideration period. You further understand that you may use as much of this twenty-one (21) day period as you wish prior to signing. You may revoke this Agreement within seven (7) calendar days of signing it. Revocation can be made by delivering a written notice of revocation to the Chief Legal Officer, at 6110 Stoneridge Mall Road, Pleasanton, CA 94588. For this revocation to be effective, written notice must be received by the Chief Legal Officer no later than the seventh (7th) day after you sign this Agreement. If you revoke this Agreement, it shall not be effective or enforceable and you will not receive the severance benefits described in this document. By signing this Agreement, you agree that you have carefully read and fully understand all of its provisions. The Company hereby advises you in writing to consult with your attorney before executing this Agreement, and you acknowledge and agree that you have been so advised. You further understand that rights or claims that may arise after the date you sign this Agreement are not waived.
17.Effective Date
This “Effective Date” of this Agreement occurs eight (8) calendar days after it is signed and delivered by you to the Company in the manner set forth above, provided that the Agreement has not been timely revoked as set forth in Section 16 above.
18.Successors And Assigns
This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or assign of Workday, and any such successor or assign shall be deemed substituted for all purposes for Workday under the terms of this Agreement.
19.Counterparts
This Agreement may be executed in counterparts, and a facsimile or electronic signature shall be deemed to be an original signature for all purposes.
20.No Interference with Rights
Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, or (iii) which cannot be released by private agreement. In addition, nothing in this Agreement, including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions: (a) waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of Workday, or on the part of the agents or employees of Workday, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (b) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; (c) prevents you from filing a charge or complaint with, providing information or documents to, and/or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), or any other any federal, state or local agency charged with the enforcement of any laws; or (d) prevents you from exercising rights under Section 7 of the

National Labor Relations Act (NLRA) to engage in joint activity with other employees, provided that by signing this Agreement you are waiving the right to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on your behalf, except where such a waiver of individual relief is prohibited and except for any right you may have to receive a payment from a government agency (and not Workday) for information provided to a government agency.

[Signature Page to Executive Separation Agreement and General Release of Claims Follows]
____________________________

21.Not Signed Before the Last Work Day
Regardless of when this Agreement was provided to you, you may not sign this Agreement prior to your Last Work Day. By signing below, you affirm that you did not sign this Agreement prior to your Last Work Day.

By signing this Agreement below, you represent that you fully understand and voluntarily agree to be bound by all of its terms. Accepted and agreed to on this 6 day of February, 2026.

/s/ Carl Eschenbach_____________ Carl Eschenbach	Workday, Inc. /s/ Rich Sauer_____________________ Rich Sauer, Chief Legal Officer, Head of Corporate Affairs, and Corporate Secretary

[Signature Page to Executive Separation Agreement and General Release of Claims]